EXHIBIT 4.7

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

                                 PROMISSORY NOTE

$150,000                                                      September 30, 2002


         Quicktest 5, Inc., a Delaware corporation (the "Company"), for value received, hereby promises to pay to NMDS Investments, L.P., a Nevada Limited Partnership ("Holder"), the principal sum of One-Hundred Fifty Thousand Dollars ($150,000).

         1. Payment.

               1.1 Payment. The outstanding principal shall be due and payable, unless earlier converted by Holder, at the earlier of (i) four (4) months from the effective date of the information statement filed with the Securities and Exchange Commission on Schedule 14C of MoneyZone.com, Inc.; but in no event later than March 1, 2002 or (ii) a financing in which the Company receives net proceeds of $1 million (the "Maturity Date"). Payments hereunder shall be made by the Company to the Holder, at the address as provided to the Company by the Holder in writing, in lawful money of the United States of America. This Note shall bear no interest.

               1.2 Prepayment. The Company shall have the right to prepay, in whole or in part, the principal outstanding hereunder at any time without penalty; provided, however, Holder shall be given ten (10) days' written notice of the Company's intention to pepay this Note.

               1.3 Acceleration. The principal outstanding hereunder and all accrued and unpaid interest shall be immediately due and payable in full without notice, demand, presentment, protest or other formalities of any kind in the event that (a) a decree or order by a court having jurisdiction adjudging the Company bankrupt or insolvent, or approving a petition seeking reorganization of the Company is entered, and such decree or order is unstayed and in effect for a period of thirty (30) days, or (b) a voluntary case under relevant bankruptcy law is commenced, or the Company consents to the commencement of a bankruptcy or insolvency proceeding against it or to the appointment of a receiver, liquidator, assignee, trustee or similar official.













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         2. Conversion.

               2.1 Conversion. This Note shall be convertible, in whole or in part, into shares of Common Stock of the Company at the sole election of the Holder at any time, and without the payment of any additional consideration by the Holder.

               2.2 Conversion Price. The number of shares of Stock to be issued upon such conversion shall equal the aggregate amount of principal under the Note then outstanding divided by the Conversion Price, which shall initially be set at $1.00 per share; provided, however, that the Conversion Price shall be adjusted to $.10 if this note is not paid in full within 60 days of the Maturity Date.

               2.3 Delivery of Note and Share Certificates. Upon conversion of this Note, Holder shall deliver the executed original to the Company within twenty (20) business days of such conversion. On, or as soon as reasonably practicable after, such conversion and execution, the Company shall issue and deliver to the Holder a certificate or certificates for the number of full shares of Stock to which the Holder is entitled and a check or cash with respect to any fractional interest in a share of Stock. The Company covenants that all shares of Stock issued upon conversion will, upon issuance, be fully paid and non-assessable and free from all taxes, liens and charges caused or created by the Company with respect to the issue thereof.

               2.4 Dividends; Adjustment of Conversion Price. In the event the Company at any time or from time to time shall declare any dividend or distribution upon the Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus, the Company shall make an equivalent dividend payment or distribution, on a pro-rata basis, to the holder of this Note, assuming the conversion thereof. In the event of any stock dividend, stock split, recapitalization or other such event ("Recapitalization"), the Conversion Price shall be adjusted to take into effect such Recapitalization.

               2.4 Stock Issuance. Simultaneously with the execution of this Agreement, the Company will issue to the Holder 75,000 shares of Common Stock.

         3. Amendment Provisions. This Note may not be amended or modified, nor may any of its terms be waived, except by a written instrument signed by the Company and the Holder of this Note, and then only to the extent set forth therein.

         4. Severability. If any provision of this Note is determined to be invalid, illegal or unenforceable, in whole or in part, the validity, legality and enforceability of any of the remaining provisions or portions of this Note shall not in any way be affected or impaired thereby and this Note shall nevertheless be binding between the Company and the Holder.

         5. Binding Effect. This Note shall be binding upon, and shall inure to the benefit of, the Company and the Holder thereof and their respective heirs, successors and assigns.

         6. Notices. Any notice required by any provision of this Note to be given to the holders of Notes shall be in writing and may be delivered by personal service, e-mail or facsimile or sent by registered or certified mail, return receipt requested, with postage thereon fully prepaid. All such communications shall be addressed to the Holder of record at its address appearing on the books of the Company.

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         7. Headings and Governing  Law. The  descriptive  headings in this Note are inserted for convenience only and do not constitute a part of this Note. The validity, meaning and effect of this Note shall be determined in accordance with the laws of the State of California, without regard to principles of conflicts of law.

         8. Attorney's Fees. The Company, agrees to pay such additional sum as reasonably necessary to enforce payment of this Note, including attorney's fees, costs and expenses.

         9. Binding Effect. This Note shall be binding upon, and shall inure to the benefit of, the Company and the Holder thereof and their respective heirs, successors and assigns.

         10. Consideration. In consideration for this Note, payment shall have been made by Holder to the account of the Company by delivery of a check in the name of Quicktest 5, Inc., at the Company's principal office located at
_____________________________.


         IN WITNESS WHEREOF, Quicktest 5, Inc. has duly caused this Note to be signed in its name and on its behalf by its duly authorized officer as of the date hereinabove written.

                                          QUICKTEST 5, INC.


                                          By: /s/ TIMOTHY J. OWENS
                                             --------------------------------
                                                Timothy J. Owens
                                                Title:  President and CEO




























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